As filed with the Securities and Exchange Commission on July 16 , 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Calyxt, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	27-1967997
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2800 Mount Ridge Road

Roseville, MN 55113

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

CALYXT, INC. 2017 OMNIBUS INCENTIVE PLAN

CALYXT, INC. 2021 EMPLOYEE INDUCEMENT INCENTIVE PLAN

(Full title of the plan)

Debra Frimerman

General Counsel and Corporate Secretary

2800 Mount Ridge Road

Roseville, MN 55113

(Name and Address of Agent for Services)

(651) 683-2807

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Peter E. Devlin

Erik B. Lundgren

Jones Day

250 Vesey Street

New York, NY 10281

(212) 326-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(4)	Proposed Maximum Aggregate Offering Price(4)	Amount of Registration Fee
Common stock, $0.0001 par value per share, to be issued under the Calyxt, Inc. 2017 Omnibus Incentive Plan	4,299,904(2)	$4.43	$19,048,574.72	$2,078.20
Common stock, $0.0001 par value per share, to be issued under the Calxyt, Inc. 2021 Employee Inducement Incentive Plan	600,000(3)	$4.43	$2,658,000	$289.99

(1)

Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this Registration Statement shall also include any additional shares of common stock, par value $0.0001 per share (the “Common Stock”), of Calyxt, Inc. that may become issuable by reason of stock dividends, stock splits, recapitalization or similar transactions.

(2)

Represents additional shares of Common Stock available pursuant to automatic increases to the number of shares available for issuance under the Calyxt, Inc. 2017 Omnibus Incentive Plan (the “Omnibus Plan”) under the evergreen provision of the Omnibus Plan. Shares available for issuance under the Omnibus Plan have been previously registered on Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on July 20, 2017 (Registration No. 333-219382) and May 9, 2019 (Registration No. 333-231336).

(3)

Represents shares of Common Stock issuable upon settlement of performance stock units to be granted to Michael Carr under the Calyxt, Inc. 2021 Employee Inducement Incentive Plan as a material inducement to Mr. Carr’s acceptance of employment as the President and Chief Executive Officer of the registrant.

(4)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported by the Nasdaq Stock Market LLC on July 14, 2021.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering (i) 4,299,904 additional shares of common stock, par value $0.0001 per share (the “Common Stock”), of Calyxt, Inc. (the “Company” or the “Registrant”) under the Calxyt, Inc. 2017 Omnibus Incentive Plan (the “Omnibus Plan”) and (ii) 600,000 shares of Common Stock issuable under the Calyxt, Inc. Employee Inducement Incentive Plan (the “ Inducement Plan” and, together with the Omnibus Plan, the “Plans”).

Grants made under the Inducement Plan are material inducements to Mr. Carr’s acceptance of employment as the President and Chief Executive Officer of the Registrant, and were approved by the independent members of the Registrant’s Board of Directors. Grants made under the Inducement Plan are made in reliance on Rule 5635(c)(4) of The Nasdaq Stock Market LLC Rules (the “Nasdaq Rules”), which exempts certain inducement equity grants from the general requirement of the Nasdaq Rules that equity-based compensation plans and arrangements be approved by stockholders.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Introductory Note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to participants in the applicable Plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a)

the Company’s Annual Report on Form 10-K for the year ended December  31, 2020 (including the information in Part III incorporated therein by reference from our Definitive Proxy Statement on Schedule 14A);

(b)	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021;

(c)	the Company’s Current Reports on Form 8-K filed on February 19, 2021 (Item 5.02 only), March 18, 2021, May 21, 2021 and July 15, 2021; and

(d)	the description of the Company’s common stock filed as Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

In addition, all other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such reports or documents.

Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) grants each Delaware corporation the power to indemnify any person who is or was a director, officer, employee or agent of a corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of serving or having served in any such capacity, if he or she acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may similarly indemnify any such person in actions by or in the right of the corporation if he or she acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines that, despite adjudication of liability, but in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses which the Delaware Court of Chancery or other court shall deem proper.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation, or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director’s fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for director liability with respect to unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

The Registrant’s Certificate of Incorporation and By-laws indemnify the Company’s directors and officers to the full extent permitted by the DGCL and the Company’s Certificate of Incorporation also allows the Company’s Board of Directors to indemnify other employees. This indemnification extends to the payment of judgments in actions against officers and directors and to reimbursement of amounts paid in settlement of such claims or actions and may apply to judgments in favor of the corporation or amounts paid in settlement to the corporation. This indemnification also extends to the payment of attorneys’ fees and expenses of officers and directors in suits against them where the officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. This right of indemnification is not exclusive of any right to which the officer or director may be entitled as a matter of law and shall extend and apply to the estates of deceased officers and directors.

The Registrant maintains a directors’ and officers’ insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses the Company for those losses for which the Registrant has lawfully indemnified the directors and officers. The policy contains various exclusions that are normal and customary for policies of this type.

The Registrant has entered into indemnification agreements with the Company’s directors providing for certain advancement and indemnification rights. In each indemnification agreement, the Registrant agreed, subject to certain exceptions, to indemnify and hold harmless the director or officer to the maximum extent then authorized or permitted by the DGCL or by any amendment(s) thereto.

The Registrant believes that the limitation of liability and indemnification provisions in the Company’s Certificate of Incorporation, Bylaws, indemnification agreements and insurance policies are necessary to attract and retain qualified directors and officers. However, these provisions may discourage derivative litigation against directors and officers, even though an action, if successful, might benefit the Company and other stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers as required or allowed by these limitation of liability and indemnification provisions.

At present, there is no pending litigation or proceeding involving any of the Registrant’s directors, officers, employees or agents as to which indemnification is sought from the Company, nor is the Registrant aware of any threatened litigation or proceeding that may result in an indemnification claim.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q filed with the SEC on September 1, 2017).

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 7, 2018).

5.1*	Opinion of Jones Day.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Jones Day (included in Exhibit 5.1).

24.1*	Power of Attorney (included in the signature page to this Registration Statement).

99.1*	Calyxt, Inc. 2017 Omnibus Incentive Plan, as amended.

99.2	Calyxt, Inc. 2017 Stock Option Sub-Plan for French Employees and Directors (incorporated by reference to Exhibit 10.21 to the Company’s Registration Statement on Form S-1 filed on July 3, 2017 (File No. 333-218924)).

99.3	Form of Stock Option Agreement pursuant to the Calyxt, Inc. 2017 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.3 of the Company’s Form 10-Q for the quarter ended June 30, 2020).

99.4	Form of Restrictive Stock Unit Agreement pursuant to the Calyxt, Inc. 2017 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.2 of the Company’s Form 10-Q for the quarter ended June 30, 2020).

99.5	Form of Performance Stock Unit Award Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019).

99.6	Calyxt, Inc. 2017 Restricted Stock Unit Sub-Plan for French Employees and Directors (incorporated by reference to Exhibit 10.25 to the Company’s Registration Statement on Form S-1 filed on July 3, 2017 (File No. 333-218924)).

99.7	Calyxt, Inc. 2021 Employee Inducement Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on July 15, 2015).

99.8	Form of Performance Stock Unit Award Agreement under the Calyxt, Inc. Employee Inducement Incentive Plan (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on July 15, 2015).

*	filed herewith.

Item 9.	Undertakings.

(a)     The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)     to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)    to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement will be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roseville, State of Minnesota, on July 16, 2021.

Calyxt, Inc.

By:	/s/ William F. Koschak
Name:	William F. Koschak
Title:	Chief Financial Officer

POWER OF ATTORNEY

The undersigned directors and officers of Calyxt, Inc. hereby appoint each of William F. Koschak and Debra H. Frimerman as attorneys-in-fact for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, any and all amendments (including post-effective amendments) and exhibits to this Registration Statement on Form S-8 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on July 16, 2021.

Signature	Title	Date

/s/ Yves J. Ribeill, Ph.D.	Executive Chair of the Board of Directors, Director	July 16, 2021
Yves J. Ribeill, Ph.D.	(Principal Executive Officer)

/s/ William F. Koschak	Chief Financial Officer	July 16, 2021
William F. Koschak	(Principal Financial and Accounting Officer)

/s/ Philippe Dumont	Director	July 16, 2021
Phillipe Dumont

/s/ Jonathan Fassberg	Director	July 16, 2021
Jonathan Fassberg

/s/ Anna Ewa Kozicz-Stankiewicz	Director	July 16, 2021
Anna Ewa Kozicz-Stankiewicz

/s/ Kimberly Nelson	Director	July 16, 2021
Kimberly Nelson

/s/ Christopher Neugent	Director	July 16, 2021
Christopher Neugent

/s/ Laurent Arthaud	Director	July 16, 2021
Laurent Arthaud